Biomerica Begins Shipping Samples of 10 Minute Test for COVID-19 Virus Exposure

-         10-minute test for coronavirus exposure utilizing blood from a finger prick can be performed anywhere by trained professionals, e.g. airports, schools, work, doctor’s office

-         Biomerica has begun shipping samples of this COVID-19 test to multiple Ministries of Health and government agencies that have requested the product through the Company’s distributors in the Middle East, Europe, and other countries

-         Price point of this single-use, disposable product as low as $10 per patient

-         Biomerica has filed a provisional patent on rapid test technology to identify multiple coronavirus strains including the strain responsible for COVID-19

IRVINE, CA--(March 17, 2020) - Biomerica Inc. (NASDAQ: BMRA) today announced it has  commenced shipping initial samples of its COVID-19 IgG/IgM Rapid Test (a finger prick blood test with results in 10 minutes, that can be performed by trained professionals anywhere, e.g. airports, schools, work, pharmacies and doctors’ offices) to countries outside the US. Evaluation test kits have been requested by Ministries of Health in multiple countries through the Company’s distribution partners who are working with their government agencies to assess the tests and forecast demand.  This disposable point-of-care serology test is different than the current polymerase chain reaction (PCR) tests in that initial studies indicate that serology tests can identify if someone has been exposed to the COVID-19 virus, and can further detect if a person was recently infected with the disease even if they have never shown or are no longer showing symptoms.  This can help health agencies focus on prior contacts of persons previously infected. Existing PCR tests generally only show positive if a person is currently infected and the virus is still present.  Furthermore, PCR tests require patient samples to be sent to a lab, thus increasing the cost of the test and reducing the speed to obtain a result. Biomerica’s test could also be used in conjunction with the PCR test by rapidly pre-screening larger groups of individuals, who if tested positive could be further tested using a PCR test for verification.

Biomerica is positioned to begin filling large international orders of this disposable one-use tests within weeks, assuming international product shipping channels remain open and active.

In addition, Biomerica has begun the application process with the FDA under the COVID-19 Emergency Use Authorization (EUA), aimed at the possible clearance and eventual use of the test in the US. At this time, the product is not available for sale or use in the US.

Biomerica is also announcing that it has filed a provisional patent application with broad claims around technology that can be used to identify several Corona viruses including SARS-CoV-2, SARS, MERS and potential future mutations or strains of these viruses.

Biomerica expects to sell these disposable, single-use devices for less than $10 per test.

About Serology Tests

Biomerica’s rapid-test technology is a serology test. Serology tests look for the presence of antibodies, which are specific proteins made in response to infections. The antibodies detected by serology tests indicate that a person has had an immune response to the novel Corona Virus (SARS CoV-2), whether symptoms developed from infection or the infection was asymptomatic. Antibody test results are important in detecting infections with few or no symptoms. 1

Zackary Irani, Chairman and Chief Executive Officer, stated, “We are saddened by the continued global spread of the SARS-CoV-2 virus and the devastating effects on the lives of people affected by COVID-19. While the Biomerica test is new and being evaluated by various institutions, we are hopeful our low-cost test can be one of the tools used to contain this virus while vaccines and other permanent solutions are developed.   Our launch of this COVID-19 test is by no means a shift in the Company’s stated strategy of growing both our colorectal disease detection product, finalizing clinical trials and gaining FDA approval for our HP Detect™H. Pylori test and our InFoods® IBS therapy product.  We were simply unable to ignore our ability to help address the continued international threat of COVID-19 by utilizing our deep industry connections, experience in the diagnostics space, and ability to rapidly deploy company resources.

1. Emerging Microbes & Infections 2020, VOL. 9 Molecular and serological investigation of 2019-nCoV infected patients.

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point-of-care (in home and in physicians' offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica primarily focus is on Gastrointestinal and inflammatory Diseases where the Company has multiple diagnostic and therapeutic products in development.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such as statements relating to the efficacy of the Company’s COVID-19 test, the rapidity of testing results, pricing of the Company’s test kits, demand for international orders, availability of the Company’s COVID-19 test kits, and patent protection on the rapid test technology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation:  results of studies testing the efficacy of the Company’s COVID-19 test; regulatory approvals necessary prior to commercialization of the Company’s COVID-19 test; availability of the Company’s COVID-19 test kits; capacity, resource and other constraints on our suppliers; dependence on our third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our COVID-19 test; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; regulations and the Company’s ability to obtain patent protection on any aspects of its rapid test technology.  Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

Contact Information

Company Spokesperson
949-645-2111
www.biomerica.com

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